Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 18, 2010, in this Registration Statement (Form S-1 No. 333-            ) and related Prospectus of Booz Allen Hamilton Holding Corporation for the registration of shares of its Class A common stock.
/s/ Ernst & Young LLP
McLean, Virginia
June 18, 2010